As filed with the Securities and Exchange Commission on October 22, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ISTA PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	75-0511729
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

ISTA Pharmaceuticals, Inc.

15295 Alton Parkway

Irvine, CA 92618

(949) 788-6000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2004 Performance Incentive Plan

Vicente Anido, Jr., Ph.D.

President and Chief Executive Officer

ISTA Pharmaceuticals, Inc.

15279 Alton Parkway, Building 100

Irvine, CA 92618

(949) 788-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Robert C. Funsten

Timothy N. Stickler

Stradling Yocca Carlson & Rauth

a Professional Corporation

660 Newport Center Drive, Suite 1600

Newport Beach, CA 92660

(949) 725-4000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.001 par value	2,053,107 shares	$10.36	$21,270,188.52	$2,695

(1)	Includes an indeterminate number of additional shares which may be necessary to adjust the number of shares issued pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment or the Registrant’s outstanding Common Stock.
(2)	Estimated in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this Registration Statement pursuant to Rule 428(b)(1).

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this Registration Statement pursuant to Rule 428(b)(1).

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed or to be filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated by reference in this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC on March 24, 2004.

(b) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004 filed with the SEC on May 10, 2004.

(c) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004 filed with the SEC on July 20, 2004.

(c) The Registrant’s Current Report on Form 8-K attaching a press release relating to the Registrant’s financial results for the quarter and year ended December 31, 2003 filed with the SEC on February 26, 2004.

(d) The Registrant’s Current Report on Form 8-K attaching a press release relating to the Registrant’s financial results for the quarter ended March 31, 2004 filed with the SEC on April 23, 2004.

(e) The Registrant’s Current Report on Form 8-K attaching a press release announcing that the Registrant filed with the U.S. Food and Drug Administration its New Drug Application for Xibrom ™ (bromfenac sodium ophthalmic solution) 0.1%. filed with the SEC on May 26, 2004.

(f) The Registrant’s Current Report on Form 8-K attaching a press release announcing that the U.S. Food and Drug Administration approved the New Drug Application for Istalol™, a once-a-day liquid formulation of timolol, for the treatment of glaucoma filed with the SEC on June 9, 2004.

(g) The Registrant’s Current Report on Form 8-K attaching a press release announcing that the Registrant had entered into an Amended and Restated Supply Agreement (the “Supply Agreement”) and a Technology License Agreement (the “License Agreement”) with Biozyme Laboratories Ltd, a wholly-owned subsidiary of Theratase plc. filed with the SEC on June 21, 2004.

(h) The Registrant’s Current Report on Form 8-K attaching a press releases announcing (i) that the U.S. Food and Drug Administration (FDA) accepted for filing and review the Registrant’s New Drug Application (NDA) for Xibrom™, (ii) the U.S. market launch of ISTALOL™, and (iii) that it has submitted a supplemental NDA with the FDA seeking approval for a single-use, 150 USP Units/mL vial of Vitrase® for use as a spreading agent filed with the SEC on August 4, 2004.

(i) The Registrant’s Current Report on Form 8-K attaching a press release announcing that the Registrant entered into a Placement Agency Agreement in connection with an offering of a minimum of 1,250,000 shares and a maximum of 2,500,000 shares of the Registrant’s common stock at an offering price of $8.50 per share filed with the SEC on August 6, 2004.

(j) The Registrant’s Current Report on Form 8-K announcing that the Registrant enter into Purchase Agreements with certain affiliates of Kilkenny Capital Management pursuant to which the Registrant has agreed to sell a total of 250,000 shares of its common stock, at a price of $8.50 per share filed with the SEC on August 10, 2004.

(k) The Registrant’s Current Report on Form 8-K announcing that the Registrant completed the previously announced sales of an aggregate of 1,570,000 shares of its common stock to certain institutional investors, at a price of $8.50 per share for aggregate proceeds of $13,345,000 filed with the SEC on August 12, 2004.

(l) The Registrant’s Current Report on Form 8-K announcing that the Registrant has entered into a Third Amendment to Lease dated as of August 12, 2004 filed with the SEC on August 13, 2004.

(m) The Registrant’s Current Report on Form 8-K attaching a press release announcing that two of the Registrant’s significant stockholders, Investor Growth Capital Ltd. and Investor Group LP adopted a 10b5-1 trading plans filed with the SEC on September 13, 2004.

(n) The Registrant’s Current Report on Form 8-K attaching press release announcing that the Registrant has entered into a new agreement with Allergan, Inc., and Allergan Pharmaceuticals Ireland, a Cayman Islands Company and wholly-owned subsidiary of Allergan, Inc. pursuant to which ISTA has reacquired all rights to market and sell Vitrase® for all uses in the United States and many other markets worldwide filed with the SEC on September 28, 2004.

(o) The Registrant’s Current Report on Form 8-K announcing stockholder approval of its 2004 Performance Incentive Plan filed with the SEC on October 20, 2004.

(p) The description of the Common Stock of the Registrant contained in the Registration Statement on Form 8-A, filed with the SEC under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant’s certificate of incorporation and its bylaws provide for indemnification of its directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also purchased directors and officers liability insurance, which provides coverage against certain liabilities, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit Number	Description of Document
4.1	2004 Performance Incentive Plan.

4.2	Form of Stock Option Agreement.

4.3	Form of Restricted Stock Purchase Agreement.

5.1	Opinion re legality of Stradling Yocca Carlson & Rauth, a Professional Corporation.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (see page S-2).

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on October 22, 2004.

By:	/s/ Vicente Anido, Jr.
Vicente Anido, Jr., Ph.D. President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Vicente Anido, Jr., Ph.D., and Lauren P. Silvernail and each them as his or her attorneys-in-fact, with full power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or his or her substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Vicente Anido, Jr., Ph.D. Vicente Anido, Jr., Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	October 22, 2004

/s/ Lauren P. Silvernail Lauren P. Silvernail	Chief Financial Officer and Vice President of Corporate Development (Principal Financial and Accounting Officer)	October 22, 2004

Benjamin F. McGraw III	Director

/s/ Peter Barton Hutt Peter Barton Hutt	Director	October 22, 2004

/s/ Liza Page Nelson Liza Page Nelson	Director	October 22, 2004

/s/ Kathleen D. LaPorte Kathleen D. LaPorte	Director	October 22, 2004

/s/ Richard C. Williams Richard C. Williams	Chairman of the Board	October 22, 2004

Wayne I. Roe	Director

/s/ Rolf Classon Rolf Classon	Director	October 22, 2004

/s/ Dean J. Mitchell Dean J. Mitchell	Director	October 22, 2004

EXHIBIT INDEX

Exhibit Number	Description of Document
4.1	2004 Performance Incentive Plan.

4.2	Form of Stock Option Agreement.

4.3	Form of Restricted Stock Purchase Agreement.

5.1	Opinion re legality of Stradling Yocca Carlson & Rauth, a Professional Corporation.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (see page S-2).